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Exhibit 8.1

Form of Willkie Farr & Gallagher LLP REIT Opinion

            , 2005

Provident Senior Living Trust
600 College Road East
Princeton, NJ 08540

Ladies and Gentlemen:

        You have requested our opinion in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April 12, 2005 (the "Merger Agreement") by and among Ventas, Inc., a Delaware corporation (the "Company"), VTRP Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and Provident Senior Living Trust, a Maryland real estate investment trust ("Provident"), regarding the status of the Company as a real estate investment trust (a "REIT") for U.S. federal income tax purposes. This letter is furnished pursuant to Section 7.3(d) of the Merger Agreement. Capitalized terms defined in the Merger Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        The opinion set forth in this letter is based on relevant provisions of the Code, Treasury regulations promulgated thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer who is the recipient of such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

        In connection with the opinion expressed herein, we have reviewed (i) the Proxy Statement/Prospectus distributed to the shareholders of Provident in connection with their approval of the Merger Agreement, and the related Registration Statement on Form S-4 (No.                        ), filed by the Company on or about                        (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of which the Proxy Statement/Prospectus is a part, (ii) the Merger Agreement, (iii) the Certificate of Incorporation of Ventas, Inc., as amended, filed with the Delaware Secretary of State on June 22, 1987, (iv) the Third Amended and Restated Bylaws of Ventas, Inc., and (v) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

        For purposes of rendering the opinion expressed herein, with your consent, we have relied upon a letter, dated                , 2005, to us by the Company containing factual representations and covenants of the Company regarding its compliance with the requirements for qualification as a REIT under the Code ("Representation Letter"). For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Representation Letter, the Registration Statement or in any other document. In particular, we note that the Company may have engaged in transactions of which we may be unaware.

        We have also assumed, with your consent, that (i) all of the representations, statements and descriptions set forth in the documents we reviewed are true and correct, (ii) all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms, (iii) any representation or statement made as a belief or made "to the knowledge of", or similarly qualified is correct without giving effect to such qualification and the parties thereto have been or will be performed or satisfied in accordance with their terms, (iv) the Company and its Subsidiaries have been, and will continue to be, operated in the manner described in the relevant articles of incorporation, partnership agreement or other organizational documents, (v) after the Effective Time, the Company and its Subsidiaries will conduct their operations as described in the Registration Statement and (vi) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Our opinion is conditioned on the accuracy and completeness of such statements, representations and descriptions. Any material change or inaccuracy in the facts referred to, set forth, or assumed in the Representation Letter, the Registration Statement or any other documents may affect our opinion set forth herein.

        Based upon, and subject to, the foregoing and the discussion below, we are of the opinion that:

  The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2004, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

        We express no opinion as to any federal income tax issues or other matters except those set forth in the previous sentence. Furthermore, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Willkie Farr & Gallagher LLP has not reviewed the Company's compliance with these requirements for any taxable year and will not review the Company's compliance with such requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company for any taxable year satisfied or will satisfy the tests necessary to qualify as a REIT under the Code.

        This opinion has been furnished to you solely in connection with Section 7.3(d) of the Merger Agreement and may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person, firm, or corporation for any purpose, without our prior written consent. The opinion herein is expressed as of the date hereof, and we are not undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

Very truly yours,

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Form of Willkie Farr & Gallagher LLP REIT Opinion